Exhibit 10.2

AMENDMENT NO. 1 TO
RANK ONE COMPUTING CORPORATION

2018 EQUITY INCENTIVE PLAN

Plan Adopted: September 18, 2018

Plan Approved by Stockholders: September 18, 2018

Termination Date: September 18, 2028

Amendment No. 1 Adopted: April 28, 2023

Amendment No. 1 Approved by Stockholders: April 28, 2023

THIS AMENDMENT NO. 1 TO 2018 EQUITY INCENTIVE PLAN (“Amendment”) is made as of this 28th day of April, 2023 and amends that certain 2018 Equity Incentive Plan (“Plan”) adopted by Rank One Computing Corporation (the “Company”) as of September 18, 2018.

RECITALS

A.	The Company’s board of directors and stockholders deem it in the best interests of the stockholders and the Company to adopt this Amendment and provide for the amendment of the Plan in the manner and on the circumstances set forth more fully herein.

NOW THEREFORE, the board of directors and stockholders of the Company adopt the Amendment as follows:

AMENDMENT

1. Revised Section 5.8. Section 5.8 (Termination of Continuous Service) of the Plan shall be wholly amended and restated in its entirety to read as follows:

5.8. Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise such Optionholder’s Option (to the extent that such Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the expiration of the term of the Option as set forth in the Option Agreement or (b) such earlier date specified in the Option Agreement, if any, following the termination of the Optionholder’s Continuous Service. If, after termination of Continuous Service, the Optionholder does not exercise such Optionholder’s Option within the time specified in the Option Agreement, the Option shall terminate.

2. No Other Changes. Except as herein amended, all other terms and conditions of the Agreement remain in full force and effect.